CONSULTING AGREEMENT


                  AGREEMENT, made as of the 2nd day of March, 1998, by and between Odyssey Pictures Corporation, a Nevada corporation having a principal place of business at 1875 Century Park East, Los Angeles, California 90067 (the "Company"), and S.F.H. Associates, Inc., a New York corporation having a principal place of business at 49 Woodland Drive, Oyster Bay, New York 11771 ("Consultant").

                  WHEREAS, Consultant has agreed to assign the services of Ira N. Smith with respect to the services to be provided hereunder; and

                  WHEREAS, the Company desires to retain the services of Consultant for a specified period of time, and Consultant desires to be so retained, on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

                  1. For a term commencing on the date hereof and continuing through December 31, 1999 (the "Term"), the Company agrees to retain the services of Consultant to provide such consulting services as shall be mutually agreed to from time to time by Consultant and the Company with respect to the financial, business and legal aspects of the Company's business. In particular, Consultant shall be available to advise and consult with the Company regarding short-term and long-term financing needs for the Company's business and the Company's preparation of business plans and strategies in connection therewith. Consultant shall also be available to consult with the Company regarding existing litigation of the Company.

                  2. Consultant shall make its services available to the Company for up to a maximum of 15 hours per week, and nothing contained herein shall be deemed to relieve the Company from its obligations to make all required payments to Consultant or to discharge its other obligations hereunder if the Company shall fail or refuse, for any reason whatsoever, to require or avail itself of the consulting services made available herein by Consultant. Consultant shall not be required to render any consulting services to the Company unless specifically requested to do so in accordance with the terms hereof, and Consultant shall be deemed to have fully discharged its obligations hereunder after devoting such 15 hours per week or such lesser time as shall be required or requested by the Company if such be the case. Consultant shall not be required to render any written reports in connection with the services to be performed hereunder. If the Company shall conduct itself in accordance with the advice and counsel of Consultant it shall do so at its own risk. Consultant shall make its services available in New York City if required to meet in person, or otherwise by telephone or other electronically transmitted means at its reasonable convenience. In the event Consultant's services are required outside of the New York metropolitan area, Consultant shall provide such services as its schedule reasonably permits. All travel and related expenses shall be advanced to Consultant.

                  3. The Company shall make available to Consultant all relevant books, records, reports, information, assistance and facilities as Consultant may request in the performance of its services hereunder, all at the expense of the Company and at the times and places as shall be mutually agreeable to the parties. Consultant is further authorized to incur reasonable expenses for the discharge of Consultant's duties hereunder and the Company shall reimburse Consultant for such expenses promptly upon presentation of an itemized account of such expenditures. In addition, the Company shall continue to pay the lease payments on its existing lease for a 1996 BMW automobile, Registration No. WBAGJ8325VDM00222, at the rate of $950 per month, expiring on September 30, 1999.

                  4. With respect to the services to be performed by Consultant hereunder, Consultant agrees to provide the services of Ira N. Smith, former President and Co-Chairman in the Office of the Chairman of the Company ("Smith") in connection with the discharge of Consultant's obligations under this Agreement.


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                  5. For all  services to be provided by  Consultant  hereunder, the Company shall pay to Consultant the aggregate sum of $160,000, payable at the rate of $8,000 per month, without withholding, commencing May 15, 1998 and continuing on the fifteenth day of each of the next succeeding 19 months thereafter. The Company shall be obligated to continue making such payments to Consultant notwithstanding the death or disability of Smith prior to the end of the Term hereof. In the event of a default by the Company with respect to any payment due hereunder, which default continues for a period of thirty days thereafter, then in addition to any other rights and remedies available to Consultant, the consulting fees payable hereunder shall increase to the sum of $16,000 per month from the date of such default and the term of this agreement shall be extended for an additional twelve month period through December 31, 2000.

                  6. At all times during the Term of this Agreement the relationship between Consultant and the Company shall be one of independent contractor and not one of employer and employee. Neither Consultant nor its employees shall have authority to bind the Company unless such authority is specifically granted by the Chief Executive Officer or by the Board of Directors of the Company from time to time.

                  7. Consultant acknowledges that the services to be rendered by it under this Agreement are special and unique, and that by reason of such services it will acquire confidential information and trade secrets relating to the Company. Consultant agrees that all information relating to the business of the Company which is of a secret or confidential nature, including the Company's data bases, proprietary programs, contractual terms, financial information, administrative procedures, negotiations with third parties and strategic, financial and business plans, is and shall remain the sole property of the Company, and that Consultant shall not, either during the Term of this Agreement or thereafter, disclose or use for its benefit or for the benefit of third parties, any such information so long as it is secret and non-public or otherwise not in the public domain, without the knowledge and approval of the Company's Board of Directors.

                  8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be entirely performed in such State.

                  9. In the event that any term or condition of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other term or condition of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable term or condition had never been contained herein.

                  10. Any modification or amendment to this Agreement will be effective only if in writing and signed by the parties hereto.

                  If this agreement accurately sets forth our understanding, please indicate your approval by signing in the space provided below.


                                            Odyssey Pictures Corporation


                                            By: /s/ Johan Schotte
                                            -----------------------
                                            Johan Schotte, CEO


ACCEPTED AND AGREED:
S.F.H. Associates, Inc.


By: /s/ S.F.H. Associates, Inc
------------------------------
Chairman




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